ADDENDUM NO. 1

Dated August 15, 2016 to that certain Share Exchange Agreement entered into September 30, 2014 by and between Agora Holdings Inc., a Utah Corporation (“AGHI”) and Danail Terziev, an individual residing in the Province of Ontario (“Owner”) hereinafter referred to as the “Agreement”.

Section 2.01 Share Exchange, subparagraph (b), of the Agreement is rescinded and replaced in its entirety with the following:

(b) In exchange for the delivery of the GML Shares. AGHI shall provide the following to the Owner: (i) at the closing a total of 70 million shares of AGHI’s common stock (the “Exchange Shares”).

This Addendum No. 1 shall enure to the benefit of and be binding upon the parties hereto and their respective assigns, successors and personal representative(s).

All terms, conditions and provisions as contained in the Agreement not altered by this Amendment shall remain in full force and effect.

This Addendum No. 1 shall be appended to and form a part of the Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be duly executed and delivered as of the day and year first written above.

Agora Holdings Inc. /s/Ruben Yakubov By its President Ruben Yakubov	/s/Danail Terziev Danail Terziev